Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 3rd day of June, 2004, by and between PriceSmart, Inc., a Delaware corporation (“Employer”), and Jose Luis Laparte (“Executive”).

RECITALS

A. Employer desires to employ Executive as President of Employer.

B. Executive desires to accept such position upon the terms and subject to the conditions herein provided.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 Position and Duties. Executive shall serve as President of Employer. Executive shall have such duties and authority commensurate with such position, as may from time to time be delegated or assigned to him by the Chief Executive Officer or the Board of Directors of Employer. Executive shall discharge his duties in a diligent and professional manner.

1.2 Outside Business Activities Precluded. During his employment, Executive shall devote his full energies, interest, abilities and productive time to the performance of this Agreement. Executive shall not, without the prior written consent of Employer, perform other services of any kind or engage in any other business activity, with or without compensation, that would interfere with the performance of his duties under this Agreement. Executive shall not, without the prior written consent of Employer, engage in any activity adverse to Employer’s interests.

1.3 Place of Employment. Unless the parties agree otherwise in writing, during the Employment Term (as defined in Section 3.1 below) Executive shall perform the services he is required to perform under this Agreement at Employer’s offices located in San Diego, California; provided, however, that it shall be necessary for Executive to frequently travel (approximately one week per month) to periodically visit PriceSmart warehouses in Central America, Mexico, the Caribbean and Asia.

ARTICLE II

COMPENSATION

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $360,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.2 Bonus. Executive shall be entitled to receive a bonus in the amount of $100,000 if, but only if, Employer’s actual results for Employer’s Fiscal Year ending August 31, 2005 (“FY’05”) equal or exceed the planned results for FY’05 as reflected in Employer’s Annual Plan for FY’05 (to be established by the Employer’s Board of Directors in or about July, 2004). In the event Employer’s actual results for FY ‘05 do not equal or exceed said planned results for FY ‘05 then Executive’s bonus (if any) shall be determined in accordance with the following schedule:

Actual Results	Bonus
97% to 99.99% of Planned Results	$75,000
95% to 96.99% of Planned Results	$50,000
90% to 94.99% of Planned Results	$25,000
Less than 90% of Planned Results	No Bonus

The term “results” as used herein refers to Operating Income, but excluding the effect on Operating Income due to earnings or losses relating to real estate owned or leased by Employer upon which PriceSmart warehouse clubs (and adjacent facilities) formerly operated.

2.3 Other Benefits. During the term of his employment hereunder, Executive shall be entitled to the benefits identified in Exhibit “A” hereto; additionally, Executive shall be entitled to participate in and receive benefits under Employer’s standard company benefits practices and plans for officers of Employer, including medical insurance, long-term disability, life insurance, profit sharing and retirement plan, and Employer’s other plans, subject to and on a basis consistent with the terms, conditions and overall administration of such practices and plans. Employer may from time to time in its sole discretion grant such additional compensation or benefits to Executive as it deems proper and desirable.

2.4 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, provided that Executive properly accounts for such business expenses in accordance with Employer policy.

2.5 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.

ARTICLE III

TERM OF EMPLOYMENT

3.1 Term. The term of Executive’s employment hereunder shall commence on October 8, 2004 and shall continue until October 7, 2005, unless sooner terminated or extended as hereinafter provided (the “Employment Term”).

3.2 Extension of Term. The Employment Term may be extended by written amendment to this Agreement signed by both parties.

3.3 Early Termination by Executive. Executive may terminate this Agreement at any time by giving Employer written notice of his resignation ninety (90) days in advance; provided, however, that the Board of Directors may determine upon receipt of such notice that the effective date of such resignation shall be immediate or some time prior to the expiration of the ninety-day notice period. Executive’s employment shall terminate as of the effective date of his resignation as determined by the Board of Directors.

3.4 Termination for Cause. Prior to the expiration of the Employment Term, Executive’s employment may be terminated for Cause by Employer, immediately upon delivery of notice thereof. For these purposes, termination for “Cause” shall mean termination because of Executive’s (a) repeated and habitual failure to perform his duties or obligations hereunder; (b) engaging in any act that has a direct, substantial and adverse effect on Employer’s interests; (c) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; (d) intentional failure to perform his stated duties; (e) willful violation of any law, rule or regulation which materially adversely affects his ability to discharge his duties or has a direct, substantial and adverse effect on Employer’s interests; (f) any material breach of this contract by Executive; or (g) conduct authorizing termination under Cal. Labor Code § 2924.

3.5 Termination Due to Death or Disability. Executive’s employment hereunder shall terminate immediately upon his death. In the event that by reason of injury, illness or other physical or mental impairment Executive shall be: (a) completely unable to perform his services hereunder for more than three (3) consecutive months, or (b) unable to perform his services hereunder for fifty percent (50%) or more of the normal working days throughout six (6) consecutive months, then Employer may terminate Executive’s employment hereunder immediately upon delivery of notice thereof. Executive’s beneficiaries, estate, heirs, representatives, or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits and accrued vacation benefits.

ARTICLE IV

BENEFITS AFTER TERMINATION OF EMPLOYMENT

4.1 Benefits Upon Termination. Upon termination of this Agreement under Section 3.3 (Early Termination by Executive), Section 3.4 (Termination for Cause) or Section 3.5 (Termination Due to Death or Disability), all salary and benefits of Executive hereunder shall cease immediately. Upon termination of this Agreement by Employer for any reason other than those set forth in Section 3.4 or Section 3.5, Executive shall be entitled to the continuation of Executive’s base salary for one (1) year, payable in equal installments in conformity with Employer’s normal payroll period. If this Agreement is not terminated, then, upon expiration of the Employment Term and if neither of the following happens:

(i) Executive’s employment term thereupon is offered for renewal for an additional year by Employer with Executive’s annual base salary being at least the same as set forth hereinabove;

(ii) Executive’s employment term thereupon is offered for renewal for an additional year by Employer with Executive’s annual base salary less than that set forth hereinabove, and such renewal on such terms is agreed to by Executive, then Executive shall be entitled to continuation of Executive’s base salary for one (1) year, payable in equal installments in conformity with Employer’s normal payroll period; provided, however, that:

(i) Executive has executed a severance agreement and general release of all claims (releasing Employer and its agents/affiliated parties of all claims and demands), in a form as provided by Employer to Executive; and

(ii) Employer’s obligation to pay such installments after expiration of the Employment Term shall be reduced by the amount of employment compensation (if any) received by Executive from a subsequent employer of Executive during said one (1) year.

During the period of this severance pay, Executive shall cooperate with Employer in providing for the orderly transition of Executive’s duties and responsibilities to other individuals, as reasonably request by Employer.

4.2 Rights Against Employer. The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including the Executive) by reason of termination of employment for any reason, with or without Cause, except as provided in this Article IV. Employer shall not be obligated to segregate any of its assets or procure any investment in order to fund the benefits payable under this Article IV.

ARTICLE V

CONFIDENTIAL INFORMATION

5.1 Executive acknowledges that Employer holds as confidential, and Executive may have access to during the Employment Term, certain information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of its business, including, but not limited to, trade secrets, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, pricing information, and customer lists. During his employment by Employer and thereafter, Executive shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of his employment during the Employment Term. All records, files, keys, documents, and the like relating to Employer’s business, which Executive shall prepare, copy or use, or come into contact with, shall be and remain Employer’s sole property, shall not be removed from Employer’s premises without its written consent, and shall be returned to Employer upon the termination of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

6.1 Entire Agreement. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Employer and by Executive which specifically states the intent of the parties to amend this Agreement.

6.2 Assignment and Binding Effect. Neither this Agreement nor the rights or obligations hereunder shall be assignable by the Executive. Employer may assign this Agreement to any successor or affiliate of Employer, and upon such assignment any such successor or affiliate shall be deemed substituted for Employer upon the terms and subject to the conditions hereof. In the event of any merger of Employer or the transfer of all (or substantially all) of Employer’s assets, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the surviving business entity or the business entity to which such assets shall be transferred.

6.3 Arbitration. The parties hereto agree that any and all disputes (contract, tort, or statutory, whether under federal, state or local law) between Executive and Employer (including Employer’s employees, officers, directors, stockholders, members, managers and representatives) arising out of Executive’s employment with Employer, the termination of that employment, or this Agreement, shall be submitted to final and binding arbitration. The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses including access to essential documents and witnesses as determined by the arbitrator. Such arbitration shall take place in the County of San Diego, and may be compelled and enforced according to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Unless the parties mutually agree otherwise, such arbitration shall be conducted before the American Arbitration Association, according to its Commercial Arbitration Rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. Arbitration shall be initiated in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

6.4 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

6.5 Governing Law; Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at his last known address. Each party may change its address by written notice in accordance with this Section.

Address for Employer:

PriceSmart, Inc.

9740 Scranton Road

San Diego, CA. 92121

Address for Executive:

Jose Luis Laparte

2005 SE Hilton Head Drive, Apt #23

Bentonville, Arkansas 72712

6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

6.8 Attorneys’ Fees. In the event of any arbitration or litigation brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, as well as all other litigation costs and expenses as an element of damages.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER	EXECUTIVE

PRICESMART, INC.		Name:	/s/ Jose Luis Laparte
Jose Luis Laparte
By:	/s/ Robert E. Price
Name:	Robert E. Price
Title:	Interim President and Chief Executive Officer

EXHIBIT “A” TO EMPLOYMENT AGREEMENT

•	Housing Allowance - $50,000 (Rent).

•	Three round trips from Mexico City to San Diego for each of Consultant’s wife and children. *

•	A total of eight round trips from Mexico City to San Diego which may be used by any additional family members. *

•	Reasonable moving expenses to Mexico at the end of the employment term (except for a termination under Section 3.4). *

*	These benefits shall be paid by Price promptly upon receipt of applicable invoices.